Advanced Series Trust
Annual period ended 12/31/11
File number 811-5186

SUB-ITEM 77D
Policies With Respect to Security Investment


EXHIBITS


ADVANCED SERIES TRUST
PROSPECTUS DATED MAY 1, 2011
SUPPLEMENT DATED AUGUST 2, 2011
This supplement sets forth changes to the Prospectus, dated May 1, 2011 (the Prospectus), of Advanced Series Trust (the Trust). The Portfolios of the Trust discussed in this supplement may not be available under your variable contract. For more information about the Portfolios available under your contract, please refer to your contract prospectus. The following should be read in conjunction with the Prospectus and should be retained for future reference. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectus.

The changes relating to the AST BlackRock Global Strategies Portfolio are described in Section I to this Prospectus Supplement. The changes relating to the AST First Trust Balanced Target Portfolio and the AST First Trust Capital Appreciation Target Portfolio are described in Section II to this Prospectus Supplement.The changes relating to the AST FI Pyramis(r) Asset Allocation Portfolio are described in Section III to this Prospectus Supplement.The changes relating to the commodities segment of the AST Academic Strategies Asset Allocation Portfolio are described in Section IV to this Prospectus Supplement. No other Portfolios of the Trust are affected by this Prospectus Supplement.

I.     Changes Relating to AST BlackRock Global Strategies
Portfolio

The Board of Trustees of the Trust (the Board) has approved:


permitting Blackrock Financial Management, Inc. (BlackRock) to employ the following additional investment strategies in connection with its management of the AST BlackRock Global
Strategies Portfolio (the BlackRock Portfolio):



Basic Value Equity;



U.S. Large-Cap Growth;



Global Multi-Cap Equity;



Equity Dividend;



Fundamental Fixed-Income;



International Bond; and



Emerging Markets Opportunities; and



decreasing the minimum percentage of assets attributable to the Global Equity Focus investment strategy that are invested in dividend-paying securities from 80% to 60%.

BlackRock may, but is not required to, begin implementing the new investment strategies effective during the late third quarter or early fourth quarter of 2011.

A. The section of the Prospectus entitled "Summary: AST
BlackRock Global Strategies Portfolio-Investments, Risks and
Performance-Principal Investment Strategies" is hereby deleted in its entirety and replaced with the following in order to reflect the changes described above.

Principal Investment Strategies. The AST BlackRock Global Strategies Portfolio is a global, multi asset-class fund that invests directly in, among other things, equity and equity-related securities, investment grade debt securities (including, without limitation, U.S. Treasuries and U.S. government securities), junk bonds, real estate investment trusts (REITs), exchange traded funds (ETFs), and derivative instruments, including commodity-linked derivative instruments. In seeking to achieve the Portfolio's investment objective, BlackRock may cause the Portfolio's assets to be allocated across 14 separate investment strategies. The BlackRock Portfolio will have several strategies that invest primarily in equity securities, several strategies that invest primarily in fixed-income securities, and a global tactical asset allocation strategy (the GTAA strategy) that, under normal circumstances, provides exposure to the equity and fixed-income asset classes along with real estate-related and commodity-related investments. The GTAA strategy will be used: (i) as a completion strategy to access and adjust exposures to various asset classes and underlying strategy allocations and (ii) an overlay strategy to enhance the total return and manage portfolio risk at the aggregate level. Derivatives, ETFs, and cash securities may be used within the GTAA strategy. The BlackRock Portfolio will allocate its assets among various regions and countries, including the United States (but in no less than three countries). The BlackRock Portfolio's expected minimum, neutral, and maximum exposures to the relevant asset classes are set forth below.

Asset Class                     Minimum     Neutral     Maximum
                                Exposure    Exposure    Exposure
Equities

U.S. Mid-Cap &
Large-Cap Equity                  5%          20%          35%

Non-U.S. Equity                   5%          20%          30%

U.S. Small-Cap Equity             0%          0%           10%

Total Equities                  30%*          40%          50%**

Fixed-Income

Investment Grade Bonds           20%          30%          40%

"Junk Bonds"                     5%           15%          25%

Total Fixed-Income              25%           45%          55%***

REITs                           0%            10%          20%

Commodities                      0%            5%           15%

Total REITs + Commodities        0%           15%          30%****


* Notwithstanding the individual minimum exposures for the U.S. Mid-Cap & Large-Cap Equity (i.e., 5%), Non-U.S. Equity (i.e., 5%), and U.S. Small-Cap Equity (i.e., 0%) asset classes, the minimum combined exposure to equity investments is 30% of the BlackRock Portfolio's net assets.

** Notwithstanding the individual maximum exposures for the U.S. Mid-Cap & Large-Cap Equity (i.e., 35%), Non-U.S. Equity (i.e., 30%), and U.S. Small-Cap Equity (i.e., 10%) asset classes, the maximum combined exposure to equity investments is 50% of the BlackRock Portfolio's net assets.

*** Notwithstanding the individual maximum exposures for the Investment Grade Bond (i.e., 40%) and Junk Bond (i.e., 25%) asset classes, the maximum combined exposure to fixed-income investments is 55% of the BlackRock Portfolio's net assets. **** Notwithstanding the individual maximum exposures for the REIT (i.e., 20%) and Commodities (i.e., 15%) asset classes, the maximum combined exposure to the alternative investments is 30% of the BlackRock Portfolio's net assets.
The BlackRock Portfolio's expected minimum, neutral, and maximum exposures to the GTAA strategy is also set forth below.

Investment Strategy          Minimum     Neutral      Maximum
                             Exposure    Exposure     Exposure

GTAA*                         15%          30%          40%


* As set forth above, the GTAA investment strategy is used to provide exposure to the equity and fixed-income asset classes as well as providing exposure to REITs and Commodities.
B. The section of the Prospectus entitled "More Detailed Information on How the Portfolios Invest-AST BlackRock Global Strategies Portfolio-General" is hereby deleted in its entirety and replaced with the following in order to reflect the changes described above.


AST BlackRock Global Strategies Portfolio
Investment Objective: high total return consistent with a moderate level of risk.

Principal Investment Policies:
General. The AST BlackRock Global Strategies Portfolio is a global, multi asset-class fund that invests directly in, among other things, equity and equity-related securities, investment grade debt securities (including, without limitation, U.S. Treasuries and U.S. government securities), junk bonds, real estate investment trusts (REITs), exchange traded funds
(ETFs), and derivative instruments, including commodity-linked derivative instruments. In seeking to achieve the Portfolio's investment objective, BlackRock may cause the Portfolio's assets to be allocated across 14 separate investment strategies. The BlackRock Portfolio will have several strategies that invest primarily in equity securities, several strategies that invest primarily in fixed-income securities, and a global tactical asset allocation strategy (the GTAA strategy) that, under normal circumstances, provides exposure to the equity and fixed-income asset classes along with real estate-related and commodity-related investments. The GTAA strategy will be used: (i) as a completion strategy to access and adjust exposures to various asset classes and underlying strategy allocations and (ii) an overlay strategy to enhance the total return and manage portfolio risk at the aggregate level. Derivatives, ETFs, and cash securities may be used within the GTAA strategy. The BlackRock Portfolio will allocate its assets among various regions and countries, including the United States (but in no less than three countries).
C. The first sentence in the section of the Prospectus entitled "More Detailed Information on How the Portfolios Invest-AST BlackRock Global Strategies Portfolio-Global Equity Focus" is hereby deleted in its entirety and replaced with the following in order to reflect the reduction in the minimum percentage of assets attributable to the Global Equity Focus investment strategy that must be invested in dividend-paying securities from 80% to 60%.

Under normal circumstances, at least 60% of the net assets attributable to this investment strategy are invested in dividend-paying equity securities, primarily common stock, preferred stock, securities convertible into common and preferred stock and non-convertible preferred stock.
D. The sections of the Prospectus entitled "More Detailed Information on How the Portfolios Invest-AST BlackRock Global Strategies Portfolio-Global Tactical Asset Allocation" and "More Detailed Information on How the Portfolios Invest-AST BlackRock Global Strategies Portfolio-Asset Allocation Ranges for BlackRock Portfolio" are hereby deleted in their entirety and replaced with the following in order to reflect the addition of the new investment strategies as described above. Basic Value Equity. In selecting securities for the Basic Value Equity investment strategy, BlackRock will emphasize companies that it believes are undervalued. BlackRock may determine that a company is undervalued if its stock price is down because of temporary factors from which it believes the company will recover.

Favorable changes in market prices are believed to be more likely to occur when:
* Stocks are out of favor;
* Company earnings are depressed;
* Price/earnings ratios are relatively low;
* Investment expectations are limited; and
* There is no general interest in a security or industry

On the other hand, negative developments are believed to be more likely to occur when:
* Investment expectations are generally high;
* Stock prices are advancing or have advanced rapidly;
* Price/earnings ratios have been inflated; and
* An industry or security continues to be popular among investors.

A stock's price/earnings ratio is determined by dividing the price of a stock by its earnings per share. BlackRock believes that stocks with relatively high price/earnings ratios are more vulnerable to price declines from unexpected adverse developments. At the same time, stocks with relatively low price/earnings ratios are believed to be more likely to benefit from favorable but generally unanticipated events. Thus, the Basic Value Equity segment of the Portfolio may invest a large part of its net assets in stocks that have weak research ratings. BlackRock may sell a security if, for example, the stock price increases to the high end of the range of its historical price-book value ratio or if it is determined that the issuer no longer meets the criteria that has been established for the purchase of such securities or if it is believed that there is a more attractive investment opportunity in the same category.
U.S. Large-Cap Growth. The assets attributable to the U.S. Large-Cap Growth segment of the Portfolio will be primarily invested in a diversified portfolio of common stocks of U.S. companies that BlackRock believes have shown above-average growth rates in earnings over the long-term. To a lesser extent, BlackRock may also invest the assets attributable to this Portfolio segment in securities convertible into common stock and rights to subscribe to common stock of these companies. BlackRock will emphasize investments in companies with medium to large market capitalization (currently, approximately $2 billion or more) in managing the U.S. Large-Cap Growth segment of the Portfolio.
Global Multi-Cap Equity. Under normal conditions, at least 75% of the total assets attributable to the Global Multi-Cap Equity segment of the Portfolio will be invested in global equity securities of any market capitalization, selected for their above-average return potential. Although this Portfolio segment will focus primarily on common stock, BlackRock may also invest Portfolio segment assets in preferred stock and convertible securities. Up to 25% of the total assets attributable to the Global Multi-Cap Equity segment of the Portfolio may be invested in stocks of issuers in emerging market countries.

BlackRock may invest up to 25% of the total assets attributable to this Portfolio segment in global fixed income securities, including corporate bonds, U.S. government debt securities, non-U.S. government and supranational debt securities, asset-backed securities, mortgage-backed securities, emerging market debt securities and non-investment grade debt securities (also referred to as "high yield" securities or "junk bonds"). Such investments will be made on an opportunistic basis. Securities will be identified based on factors such as relative value and earnings estimate revisions.

From time to time, Portfolio segment assets may be invested in shares of companies through initial public offerings. BlackRock will invest the assets attributable to the Global Multi-Cap Equity segment of the Portfolio in the securities of non-U.S. issuers that can be U.S. dollar based or non-U.S. dollar based on a hedged or unhedged basis. BlackRock may also enter into currency transactions on behalf of this Portfolio segment on a hedged or unhedged basis in order to seek total return.

Equity Dividend. Under normal circumstances, BlackRock will invest at least 80% of the assets attributable to the Equity Dividend segment of the Portfolio in: (i) equity securities and (ii) dividend paying securities. Although the assets attributable to this Portfolio segment may be invested in securities of companies with any market capitalization, this segment will generally focus on large cap securities. The Equity Dividend investment strategy may also focus on convertible securities and non-convertible preferred stock. BlackRock may also invest up to 25% of the total assets attributable to this Portfolio segment in the securities of foreign issuers from any country. Such securities may be denominated in either U.S. dollars or non-U.S. dollar currencies.
Emerging Markets Opportunities. The Emerging Markets Opportunities investment strategy will provide exposure to the emerging markets countries as represented by the Morgan Stanley Capital International Emerging Markets Index. BlackRock will seek to identify opportunities across the emerging markets and then will overweight and underweighting countries and securities while managing the overall risk to this Portfolio segment.
Fundamental Fixed Income. BlackRock will normally invest at least 80% of the assets attributable to the Fundamental Fixed Income segment of the Portfolio in bonds and will maintain an average duration that is within +/- 20% of the duration of the Barclays Capital U.S. Aggregate Bond Index. As of December 31, 2010, the average duration of such index was 4.98 years. BlackRock may invest up to 10% of the assets attributable to this Portfolio segment in non-dollar denominated bonds of issuers located outside of the United States. Such investments in non-dollar denominated bonds may be on a currency hedged or unhedged basis. BlackRock will only buy securities that are rated investment grade at the time of purchase by at least one major rating agency or determined by the BlackRock portfolio management team to be of similar quality. Split rated bonds will be considered to have the higher credit rating. The BlackRock portfolio management team will evaluate sectors of the bond market and individual securities within these sectors. The management team will select bonds from several sectors including: U.S. Treasuries and agency securities, commercial and residential mortgage-backed securities, collateralized mortgage obligations ("CMOs"), asset-backed securities, and corporate bonds.
International Bond. BlackRock will use a two-step process in constructing the International Bond segment of the Portfolio. The first step will involve formulating strategies around major macro factors such as country/bloc, currency, and duration exposures. The second step will focus on relative value considerations. Rotation between sectors and sub-sectors, and security selection are key decisions during this stage of the process. BlackRock will evaluate macroeconomic, volatility, and yield curve trends, and technical and fundamental factors to establish a framework for positioning this segment of the Portfolio. Consensus investment themes will also be set for duration, yield curve exposure, convexity, sector/sub-sector weighting, credit quality and liquidity.
Global Tactical Asset Allocation. The Global Tactical Asset Allocation ("GTAA") strategy employs a flexible investment approach across a diversified range of global asset classes such as equities, bonds, and real assets. GTAA is used as a completion strategy to access and adjust exposures to various asset classes, in addition to the underlying strategy allocations. GTAA also serves as the overlay strategy to enhance the total return and manage the portfolio risk at the aggregate level. Some leverage may be employed opportunistically to achieve both purposes. Derivatives, ETFs, and cash securities may be used within the GTAA strategy. In the context of a mutual fund strategy, BlackRock expects that that the GTAA overlay will be deployed in a manner that is consistent with the leverage restrictions of the Investment Company Act of 1940, as amended. The BlackRock Portfolio's expected minimum, neutral, and maximum exposures to the GTAA strategy is also set forth below.

Investment        Minimum       Neutral      Maximum
Strategy          Exposure      Exposure     Exposure

GTAA*              15%            30%          40%


* As set forth above, the GTAA investment strategy is used to provide exposure to the equity and fixed-income asset classes as well as providing exposure to REITs and Commodities.

Asset Allocation Ranges for BlackRock Portfolio. As set forth above, the Portfolio may gain exposure to the relevant asset classes directly through investments in securities or ETFs, or through the use of derivatives and other financial instruments. The Portfolio's minimum, neutral, and maximum exposures to the relevant asset classes are set forth below.


Asset Class                     Minimum     Neutral     Maximum
                                Exposure    Exposure    Exposure
Equities

U.S. Mid-Cap &
Large-Cap Equity                  5%          20%          35%

Non-U.S. Equity                   5%          20%          30%

U.S. Small-Cap Equity             0%          0%           10%

Total Equities                  30%*          40%          50%**

Fixed-Income

Investment Grade Bonds           20%          30%          40%

"Junk Bonds"                     5%           15%          25%

Total Fixed-Income              25%           45%          55%***

REITs                           0%            10%          20%

Commodities                      0%            5%           15%

Total REITs + Commodities        0%           15%          30%****


* Notwithstanding the individual minimum exposures for the U.S. Mid-Cap & Large-Cap Equity (i.e., 5%), Non-U.S. Equity (i.e., 5%), and U.S. Small-Cap Equity (i.e., 0%) asset classes, the minimum combined exposure to equity investments is 30% of the BlackRock Portfolio's net assets.

** Notwithstanding the individual maximum exposures for the U.S. Mid-Cap & Large-Cap Equity (i.e., 35%), Non-U.S. Equity (i.e., 30%), and U.S. Small-Cap Equity (i.e., 10%) asset classes, the maximum combined exposure to equity investments is 50% of the BlackRock Portfolio's net assets.

*** Notwithstanding the individual maximum exposures for the Investment Grade Bond (i.e., 40%) and Junk Bond (i.e., 25%) asset classes, the maximum combined exposure to fixed-income investments is 55% of the BlackRock Portfolio's net assets.

**** Notwithstanding the individual maximum exposures for the REIT (i.e., 20%) and Commodities (i.e., 15%) asset classes, the maximum combined exposure to the alternative investments is 30% of the BlackRock Portfolio's net assets.

II. Changes Relating to AST First Trust Balanced Target Portfolio and
AST First Trust Capital Appreciation Target Portfolio

The Board has approved:

adding a new "Multi-Cap 80" investment sleeve for each of the AST First Trust Balanced Target Portfolio (the Balanced
Portfolio) and the AST First Trust Capital Appreciation
Target Portfolio (the Capital Appreciation Portfolio, and together with the Balanced Portfolio, the First Trust
Portfolios);


allowing each First Trust Portfolio to invest in senior loans and U.S. Treasury securities as part of their fixed-income investments; and


establishing a "liquidity" investment sleeve for each First
Trust Portfolio.

These changes, which are expected to become effective on or about August 22, 2011, are described in greater detail below. Depending upon market, economic, and financial conditions as of the close of business on August 22, 2011 and the Trust's ability to implement certain legal agreements and custody arrangements, it may take several weeks for First Trust Advisors, L.P. (First Trust), the subadviser to each First Trust Portfolio, to fully implement the revised investment strategies for the First Trust Portfolios.
A. The section of the Prospectus entitled "Summary: AST First Trust Balanced Target Portfolio-Investments, Risks and Performance-Principal Investment Strategies" is hereby deleted in its entirety and replaced with the following in order to reflect the changes described above.
Principal Investment Strategies. The Balanced Portfolio normally invests approximately 65% of its net assets in equity securities and approximately 35% of its net assets in fixed-income securities as of the annual security selection date. Depending on market conditions, the equity portion may range between 60-70% of the Balanced Portfolio's net assets and the fixed-income portion may range between 30-40% of the Balanced Portfolio's net assets. The revised allocations do not take into account the potential investment of up to 5% of the Balanced Portfolio's assets in the "liquidity" investment sleeve.
In seeking to achieve its investment objective, the Balanced Portfolio allocates its assets across multiple uniquely specialized investment strategies. On or about the annual selection date (currently March 1 under normal circumstances), the Balanced Portfolio establishes both the percentage allocations among the various investment strategies under normal circumstances and the percentage allocation of each security's position within each of the investment strategies that invest primarily in equity securities.
B. To reflect the changes relating to the Balanced Portfolio described above, the following will be added to the end of the section of the Prospectus entitled "Summary: AST First Trust Balanced Target Portfolio-Investments, Risks and Performance-Principal Risks of Investing in the Portfolio."

High-yield risk. Investments in fixed-income securities rated below investment grade and unrated securities of similar credit quality (commonly known as "junk bonds") may be subject to greater levels of credit and liquidity risk than investments in investment grade securities. High-yield securities are considered predominantly speculative with respect to the issuer's continuing ability to make principal and interest payments.
Loan risk. The loans in which the Balanced Portfolio may invest are typically rated below investment grade or are unrated securities of similar quality. The loans the Balanced Portfolio may invest may not be (i) rated at the time of investment, (ii) registered with the Securities and Exchange Commission or (iii) listed on a securities exchange. The amount of public information available with respect to such loans may be less extensive than that available for more widely rated, registered and exchange-listed securities. Because no active trading market may exist for some of the loans in which the Balanced Portfolio may invest, such loans may be illiquid and more difficult to value than more liquid instruments for which a trading market does exist. Portfolio transactions may take up to two or three weeks to settle, and in some cases much longer. Unlike the securities markets, there is no central clearinghouse for loan trades, and the loan market has not established enforceable settlement standards or remedies for failure to settle. Because the interest rates of floating-rate loans in which the Balanced Portfolio may invest may reset frequently, if market interest rates fall, the loans' interest rates will be reset to lower levels, potentially reducing the Balanced Portfolio's income.
C. To reflect the changes relating to the Balanced Portfolio described above, the following will be added to the end of the table appearing in the section of the Prospectus entitled "Summary: AST First Trust Balanced Target Portfolio-Management of the Portfolio."


Eric Maisel              Vice President                August 2011

William Housey           Senior Vice President and
                         Senior Portfolio Manager      August 2011

Scott Fries              Vice President and
                         Portfolio Manager             August 2011

D. The section of the Prospectus entitled "Summary: AST First Trust Capital Appreciation Target Portfolio-Investments, Risks and Performance-Principal Investment Strategies" is hereby deleted in its entirety and replaced with the following in order to reflect the changes described above.
Principal Investment Strategies. The Capital Appreciation Portfolio normally invests approximately 80% of its net assets in equity securities and approximately 20% of its net assets in fixed-income securities as of the annual security selection date. Depending on market conditions, the equity portion may range between 75-85% of the Capital Appreciation Portfolio's net assets and the fixed-income portion may range between 15-25% of the Capital Appreciation Portfolio's net assets. The revised allocations do not take into account the potential investment of up to 5% of the Capital Appreciation Portfolio's assets in the "liquidity" investment sleeve.
In seeking to achieve its investment objective, the Capital Appreciation Portfolio allocates its assets across multiple uniquely specialized investment strategies. On or about the annual selection date (currently March 1 under normal circumstances), the Capital Appreciation Portfolio establishes both the percentage allocations among the various investment strategies under normal circumstances and the percentage allocation of each security's position within each of the investment strategies that invest primarily in equity securities.
E. To reflect the changes relating to the Capital Appreciation Portfolio described above, the following will be added to the end of the section of the Prospectus entitled "Summary: AST First Trust Capital Appreciation Target Portfolio-Investments, Risks and Performance- Principal Risks of Investing in the Portfolio."

High-yield risk. Investments in fixed-income securities rated below investment grade and unrated securities of similar credit quality (commonly known as "junk bonds") may be subject to greater levels of credit and liquidity risk than investments in investment grade securities. High-yield securities are considered predominantly speculative with respect to the issuer's continuing ability to make principal and interest payments.
Loan risk. The loans in which the Capital Appreciation Portfolio may invest are typically rated below investment grade or are unrated securities of similar quality. The loans the Capital Appreciation Portfolio may invest may not be (i) rated at the time of investment, (ii) registered with the Securities and Exchange Commission or (iii) listed on a securities exchange. The amount of public information available with respect to such loans may be less extensive than that available for more widely rated, registered and exchange-listed securities. Because no active trading market may exist for some of the loans in which the Capital Appreciation Portfolio may invest, such loans may be illiquid and more difficult to value than more liquid instruments for which a trading market does exist. Portfolio transactions may take up to two or three weeks to settle, and in some cases much longer. Unlike the securities markets, there is no central clearinghouse for loan trades, and the loan market has not established enforceable settlement standards or remedies for failure to settle. Because the interest rates of floating-rate loans in which the Capital Appreciation Portfolio may invest may reset frequently, if market interest rates fall, the loans' interest rates will be reset to lower levels, potentially reducing the Capital Appreciation Portfolio's income.
F. To reflect the changes relating to the Capital Appreciation Portfolio described above, the following will be added to the end of the table appearing in the section of the Prospectus entitled "Summary: AST First Trust Capital Appreciation Target Portfolio-Management of the Portfolio."


Eric Maisel              Vice President                August 2011

William Housey           Senior Vice President and
                         Senior Portfolio Manager      August 2011

Scott Fries              Vice President and
                         Portfolio Manager             August 2011


 G. The section of the Prospectus entitled "More Detailed Information on How the Portfolios Invest-AST First Trust Balanced Target Portfolio and AST First Trust Capital Appreciation Target Portfolio-Principal Investment Policies" is hereby deleted in its entirety and replaced with the following in order to reflect the changes described above.

AST First Trust Balanced Target Portfolio
Investment Objective: long-term capital growth balanced by current income.

AST First Trust Capital Appreciation Target Portfolio
Investment Objective: long-term capital growth.

Principal Investment Policies:
General. Each First Trust Portfolio allocates its assets across various uniquely specialized investment strategies. Initially, each First Trust Portfolio invested in the securities determined by the model based on its respective investment strategies. On or about the annual security selection date (March 1), each First Trust Portfolio establishes both percentage allocations among the various investment strategies and the percentage allocation of each security's position within the investment strategies that invest primarily in equity securities (each, an Equity Strategy and collectively, the Equity Strategies). First Trust reserves the right to over-weight, underweight, or exclude certain companies from the holdings of either First Trust Portfolio. The approximate percentage allocations among the various investment strategies at the annual security selection date are as follows:
1

Investment Strategy              Approximate          Approximate
                               Allocation for       Allocation for
                              Balanced Portfolio  Capital Appreciation
                                                       Portfolio
Equity

NYSE(r) International Target 25      10%                  10%
Global Dividend Target 15            15%                  20%
Value Line(r) Target 25              15%                  20%
Target Small-Cap                      5%                   5%
The Dow(r) Target Dividend           10%                   0%
Nasdaq Target 15                      0%                  15%
Multi-Cap 80                         10%                  10%
Total Equity                         65%                  80%


Fixed-Income

Dow Jones Income                  8% - 35%             16% - 20%
U.S. Treasuries                   0% - 3.5%             0% - 2%
Senior Loans                      0% - 3.5%             0% - 2%
Total Fixed-Income                   35%                  20%


The approximate allocations above do not take into account the potential investment of up to 5% of each First Trust Portfolio's assets in the "liquidity" investment sleeve.
H. To reflect each First Trust Portfolio's ability to invest in senior loans and U.S. Treasury securities and the addition of the Multi-Cap 80 investment strategy and the "liquidity" sleeve for each First Trust Portfolio, the "Asset Class Allocations", "Equity Securities", and "Fixed-Income Securities" sub-sections of the section of the Prospectus entitled "More Detailed Information on How the Portfolios Invest-AST First Trust Balanced Target Portfolio and AST First Trust Capital Appreciation Target Portfolio-Investment Strategies for the Portfolios" are hereby deleted in their entirety and replaced with the following.
Senior Loans. Senior loans are business loans made to borrowers that may be U.S. or foreign corporations, partnerships, or other business entities (such entities are referred to herein as Borrowers). The interest rates on senior loans are periodically adjusted to a generally recognized base rate such as the London Interbank Offered Rate (LIBOR) or the prime rate as set by the Federal Reserve (Prime Rate). Such senior loans may be rated below investment grade or, if unrated, deemed by First Trust to be the equivalent of below investment grade securities.
Senior loans are typically originated, negotiated, and structured by a U.S. or foreign commercial bank, insurance company, finance company, or other financial institution (the Agent) for a group of loan investors (collectively, Loan Investors). The Agent typically administers and enforces the senior loan on behalf of the other Loan Investors in the syndicate. In addition, an institution, typically but not always the Agent, holds any collateral on behalf of the Loan Investors.
Senior loans typically are secured by specific collateral of the Borrower and hold the most senior position in the Borrower's capital structure or share the senior position with the Borrower's other senior debt securities. This capital structure position generally gives holders of senior loans a priority claim on some or all of the Borrower's assets in the event of default. The First Trust Portfolio's investment in senior loans will usually be made in the form of participations in senior loans (Participations), which are rare, or of assignments of all or a portion of senior loans from the Agent or other Loan Investors (Assignments).
In an Assignment, the First Trust Portfolio will typically succeed to all the rights and obligations of the assigning institution and becomes a lender under the loan agreement with respect to that loan. Assignments are, however, arranged through private negotiations between assignees and assignors, and in certain cases the rights and obligations acquired by the First Trust Portfolio through the purchase of an assignment may differ from, and be more limited than, those held by the assigning institution. Assignments are sold strictly without recourse to the assigning institutions, and the assigning institutions will generally make no representations or warranties to the Trust about the underlying loan, the Borrowers, the documentation of the loans or any collateral securing the loans.
Participations by the First Trust Portfolio in a Loan Investor's portion of a senior loan typically will result in the Portfolio having a contractual relationship only with such Loan Investor, not with the Borrower. As a result, the Portfolio may have the right to receive payments of principal, interest, and any fees to which it is entitled only from the Loan Investor selling the Participation and only upon receipt by such Loan Investor of such payments from the Borrower. In connection with purchasing Participations, the First Trust Portfolio generally will have no right to enforce compliance by the Borrower with the terms of the loan agreement, nor any rights with respect to any funds acquired by other Loan Investors through set-off against the Borrower and the Portfolio may not directly benefit from the collateral supporting the senior loan in which it has purchased the Participation. As a result, the First Trust Portfolio may assume the credit risk of both the Borrower and the Loan Investor selling the Participation. If a Loan Investor that sells a Participation becomes insolvent, the First Trust Portfolio may be treated as a general creditor of such Loan Investor. Selling Loan Investors and other persons interposed between such Loan Investors and the Portfolio with respect to such Participations will likely conduct their principal business activities in the banking, finance, and financial services industries. Persons engaged in such industries may be more susceptible to, among other things, fluctuations in interest rates, changes in the Federal Open Market Committee's monetary policy, governmental regulations concerning such industries and concerning capital raising activities generally and fluctuations in the financial markets generally. The First Trust Portfolio intends to acquire Participations only if the Loan Investor selling the Participation, and any other persons interposed between the First Trust Portfolio and the Loan Investor, at the time of investment has outstanding debt or deposit obligations rated investment grade (BBB or A-3 or higher by Standard & Poor's Ratings Services or Baa or P-3 or higher by Moody's Investors Service, Inc. or comparably rated by another nationally recognized rating agency) or determined by First Trust to be of comparable quality.
Each First Trust Portfolio also may invest in prefunded Letter of Credit (L/C) term loans. A prefunded L/C term loan is a facility created by the Borrower in conjunction with an Agent, with the loan backed by letters of credit. Each participant in a prefunded L/C term loan fully funds its commitment amount to the agent for the facility. Each First Trust Portfolio may also invest in unfunded contracts, or, delayed draw facilities. Unfunded contracts or delayed draw facilities are commitments by lenders (such as the First Trust Portfolios) to loan an amount in the future or that is due to be contractually funded in the future.
U.S. Treasury Securities. U.S. Treasury securities are backed by the full faith and credit of the U.S. Government, which means that payment of interest and principal is guaranteed, but yield and market value are not. Each First Trust Portfolio may also acquire U.S. Government securities in the form of custodial receipts that show ownership of future interest payments, principal payments or both on certain U.S. Treasury notes or bonds. Such notes or bonds are held in custody by a bank on behalf of the owners. These custodial receipts are commonly referred to as Treasury strips.
Multi-Cap 80. First Trust selects stocks for the Multi-Cap 80 investment strategy as follows:


Step 1: Establish the universe of stocks from which the securities for this investment sleeve will be selected. The universe is established by identifying the 3000 largest
U.S. stocks and then separating them into large-cap
(largest 10%), mid-cap (next 20%), and small-cap (remaining
70%) groups.



Step 2: The stocks in each of these three groups are then divided evenly into growth and value by their price-to-book ratios to establish six separate asset classes for the selection of securities for this investment sleeve. With respect to the two small-cap classes, only the 250 largest stocks from each small-cap style with a minimum average daily trading volume of $5,000,000 are included.



Step 3: The stocks of the six asset classes are then ranked using a multi-factor model with half of each stock's ranking based on a risk model (using the factors listed below) and the remaining half of each stock's ranking based on a value model (using the factors listed below) for the three value classes and a growth model (using the factors listed below) for the three growth classes.

  Models:



Risk: debt to equity, beta, and earnings variability




Value: price to book, price to cash flow, return on assets, and price appreciation




Growth: price to sales, price to cash flow, change in return on assets, and price appreciation



Step 4: The best scoring stocks are then selected for this investment sleeve as follows:




Large-Cap: 10 growth stocks & 10 value stocks




Mid-Cap: 10 growth stocks & 10 value stocks



 Small-Cap: 20 growth stocks & 20 value stocks

- The large-cap growth, large-cap value, mid-cap growth, and mid-cap value groups are each subject to a maximum of two stocks from any one of the ten major market sectors while the small-cap growth and small-cap value groups are subject to a maximum of four stocks from any one of the ten major market sectors.
All stocks must meet a minimum average daily trading volume of $5,000,000 to be included in this investment sleeve.


Step 5: The six style classes are equally weighted as shown below. Stocks are equally weighted within each style.




Large-Cap Growth: 16.67%




Large-Cap Value:     16.67%




Mid-Cap Growth:     16.67%




Mid-Cap Value:     16.67%




Small-Cap Growth: 16.67%




Small-Cap Value:     16.67%

Liquidity Sleeve. Up to approximately 5% of each First Trust Portfolio's net assets may be allocated to: (i) index futures, other futures contracts, and options thereon , and credit default swaps to provide, under normal circumstances, pro rata, liquid exposure to the applicable equity and fixed-income benchmark indices or components thereof and (ii) cash, money market equivalents, short-term debt instruments, money market funds, U.S. Treasury securities and short-term debt funds to satisfy all applicable margin requirements for the futures contracts and to provide additional portfolio liquidity to satisfy large-scale redemptions and any variation margin calls with respect to the futures contracts.
Asset Class Allocations. In addition to allocating each Portfolio's assets across the various investment strategies, the overall mix between equity and fixed-income securities will vary for both Portfolios. The AST First Trust Balanced Target Portfolio will normally invest approximately 65% of its net assets in equity securities and 35% in fixed-income securities as of the security selection date. Depending on market conditions on the security selection date, the equity portion may range between 60-70% and the fixed-income portion between 30-40%. The AST First Trust Capital Appreciation Target Portfolio will normally invest approximately 80% of its net assets in equity securities and 20% in fixed-income securities as of the securities selection date. Depending on market conditions on the security selection date, the equity portion may range between 75-85% and the fixed-income portion between 15-25%. These asset class allocations do not take into account the potential investment of up to 5% of each First Trust Portfolio's assets in the "liquidity" investment sleeve. Equity Securities. Each First Trust Portfolio invests a substantial portion of its assets in equity securities. Eligible equity securities include common stocks, warrants to purchase common stocks, and securities convertible into common stocks (such as convertible bonds and debentures). In addition, the Portfolios may invest in equity securities of foreign issuers, including depositary receipts that represent foreign common stocks deposited with a custodian.
Fixed-Income Securities. Each First Trust Portfolio may invest in debt obligations of varying quality, including securities issued or guaranteed by the U.S. Government and its agencies, and debt obligations issued by U.S. companies, foreign companies and foreign governments and their agencies.
I. To reflect the changes relating to the Balanced Portfolio and the Capital Appreciation Portfolio described above, the following will be added to the end of the section of the Prospectus entitled "How the Fund is Managed-Portfolio Managers- AST First Trust Balanced Target Portfolio and AST First Trust Capital Appreciation Target Portfolio."
William Housey, CFA - Senior Vice President and Senior Portfolio Manager. William is the Senior Portfolio Manager for the Leveraged Finance Investment Team at First Trust Advisors, with the primary responsibility of managing approximately $535 million of senior loan assets, William has nearly 15 years of investment experience, Prior to joining First Trust, William was Executive Director and Co-portfolio manager at Van Kampen Funds, Inc., a wholly-owned subsidiary of Morgan Stanley ("Morgan Stanley / Van Kampen"), William has extensive experience in portfolio management of both leveraged and unleveraged credit products, including senior loans, high-yield bonds, credit derivatives (CDS/LCDS) and corporate restructurings, Prior to joining First Trust Advisors, William served as a Portfolio Manager of structured products and as a Senior Analyst in the Senior Loan Group, William has managed two collateralized loan obligations (CLO's): MSIM Croton ($300 million) and MSIM Peconic Bay ($400 million) and an unlevered comingled institutional fund: Zodiac ($180 million). William received a B.S. in finance from Eastern Illinois University and an M.B.A. in finance as well as management and strategy from Northwestern University's Kellogg School of Business, William is a member of the CFA Institute and the CFA Society of Chicago.

Scott D. Fries, CFA- Vice President, Portfolio Manager. Scott is Co-Portfolio Manager for the Leveraged Finance Investment Team at First Trust Advisors, where he co-managed $535 million of senior loan assets. Scott began his career at Morgan Stanley / Van Kampen in 1994 and has 15 years of investment industry experience, most recently as Executive Director and co-portfolio manager of institutional separately managed accounts, He was responsible for managing three SMA's representing over $1 billion of AUM, In addition to portfolio management, client interaction and reporting responsibilities, Scott was a Senior Credit Analyst. Scott joined the Senior Loan Group in 1998 as a member of the Operations Team, His roles included closing trades, back-office operations and implementing industry leading IT systems, including Wall Street Office. Scott received a BA in international business from Illinois Wesleyan University and an M,B.A. in finance from DePaul University, In addition, Scott holds the Chartered Financial Analyst Designation, Scott is a member of the CFA Institute and the CFA Society of Chicago.
Eric Maisel, CFA Vice President, Fixed Income. Mr. Maisel is a Vice President and Fixed Income Portfolio Manager at First Trust Advisors. Mr. Maisel is responsible for managing fixed income portfolios for institutional clients. He has over 19 years of experience as an investment professional. His previous positions include Senior Portfolio Manager for the Ascendant Structured Credit Opportunity Fund, Managing Director and Senior Portfolio Manager for the Black River Global Credit Fund, Vice President and Senior Trader for the Cargill Financial Markets Group, and Senior Corporate Bond Trader for American General Corporation. Eric earned his B.A., summa cum laude, from the University of Pittsburgh, and his M.Sc. from Oxford University - which he attended on a British Marshall Scholarship. He is a recipient of the Chartered Financial Analyst designation, a member of the CFA Institute, and the Investment Analysts Society of Chicago.
III. Changes Relating to AST FI Pyramis (r) Asset Allocation
Portfolio

The Board has approved:


adding a new emerging markets equity investment sleeve for the AST FI Pyramis (r) Asset Allocation Portfolio (the FI
Pyramis (r) Portfolio); and



adding a new high yield debt investment sleeve for the FI
Pyramis (r) Portfolio.

These changes, which are expected to become effective on or about October 17, 2011, are described in greater detail below. Depending upon market, economic, and financial conditions as of the close of business on October 17, 2011 and the Trust's ability to implement certain legal agreements and custody arrangements, it may take several weeks for Pyramis Global Advisors, LLC, a unit of Fidelity Investments (Pyramis), the subadviser to the FI Pyramis
(r) Portfolio, to fully implement the revised investment strategies for the FI Pyramis (r) Portfolio.
A. The section of the Prospectus entitled "Summary: AST FI Pyramis (r) Asset Allocation Portfolio-Investments, Risks and Performance-Principal Investment Strategies" is hereby deleted in its entirety and replaced with the following in order to reflect the changes described above.
Principal Investment Strategies. In seeking to achieve the FI Pyramis (r) Portfolio's investment objective, the FI Pyramis (r) Portfolio's assets are allocated across eight uniquely specialized investment strategies (collectively, the
Investment Strategies). The Portfolio has five strategies that invest primarily in equity securities (i.e., the Equity Strategies), two fixed-income strategies (i.e., the Broad
Market Duration Strategy and the High Yield Bond Strategy), and one strategy designed to provide liquidity (i.e., the Liquidity Strategy). These investment strategies and the combined allocation of Portfiolo assets to these strategies are described in the table below:

STRATEGY
Large Cap Core 130/30 Strategy

DESCRIPTION
This strategy is one of the
Equity Strategies. It involves
selling short a portion of the
securities or derivative
instruments held by the Portfolio
and using the proceeds from such
short sales, or other borrowings,
to purchase additional securities
or derivative instruments on a
long basis. "130" stands for 130%
exposure to the long portfolio
and "30" stands for 30% exposure
to the short portfolio. The
strategy is expected to be sector
neutral as compared to the S&P
500 Index and broadly diversified.

ESTIMATED PERCENTAGE OF PORTFOLIO ASSETS
26%  (May range from 2 1%-31% under normal circumstances)



STRATEGY
Small/Mid Cap Core Strategy

DESCRIPTION
This strategy is one of the
Equity Strategies. It will
produce a broadly diversified
portfolio of small and mid-cap
securities. The strategy is
expected to be sector neutral as
compared to the Russell 2500 Index.

ESTIMATED PERCENTAGE OF PORTFOLIO ASSETS
19%  (May range from 14 %-24% under normal circumstances)



STRATEGY
International Value Strategy

DESCRIPTION
This strategy is one of the
Equity Strategies. It uses a
value-oriented investment
approach to produce a diversified
international portfolio. The
strategy will focus on stocks
that are believed to be
inexpensively priced in relation
to their earnings power and cash
generation capability.

ESTIMATED PERCENTAGE OF PORTFOLIO ASSETS
7.5% (May range from 3.75%-12.5% * under normal circumstances)


STRATEGY
International Growth Strategy

DESCRIPTION
This strategy is one of the
Equity Strategies. It uses a
growth-oriented investment
approach to produce a diversified
portfolio of large-, medium-, and
small-cap companies in Europe,
Japan, and the Pacific Basin. The
strategy will concentrate on
companies with above-average
earnings growth combined with
attractive relative valuations
and companies that possess
fundamental strength in
technology or business strategy
that provide a competitive advantage.

ESTIMATED PERCENTAGE OF PORTFOLIO ASSETS
7.5% (May range from 3.75%-12 .5%* under normal circumstances)



STRATEGY
Select Emerging Markets Equity Strategy

DESCRIPTION
This strategy is one of the
Equity Strategies and will seek
to provide excess returns
relative to the MSCI Emerging
Markets(r) Index (the MSCI Index)
while maintaining similar
fundamental characteristics. The
available investment universe is
initially comprised of emerging
markets stocks rated attractive
by Pyramis' fundamental analysts.
The strategy will then use a
quantitative model to constrain
the magnitude of holdings at a
country, sector, and stock level
relative to the MSCI Index .
Under normal circumstances, this
strategy will also be market cap
neutral as compared to MSCI
Index. It is currently expected
that Pyramis will not, however,
hedge currencies or take top-down
allocation positions in managing
this strategy.

ESTIMATED PERCENTAGE OF PORTFOLIO ASSETS
5% (May range from 2.5%-7.5%* under normal circumstances)



STRATEGY
Broad Market Duration Strategy

DESCRIPTION
This strategy will primarily
invest in a full spectrum of US
dollar denominated investment-
grade securities and related
instruments. The strategy is
intended for the assets
attributable to this strategy to
be well diversified across
sectors and issuers. A typical
portfolio for this strategy will
hold approximately 125-150
issuers with an average weighting
per issuer of 0.5% of relevant
assets. The duration should be
similar to that of the Barclays
Capital U.S. Aggregate Bond
Index. As of June 30, 2011, the
average duration of the Barclays
Capital Index was approximately 4.54 years

ESTIMATED PERCENTAGE OF PORTFOLIO ASSETS
25% (May range from 20%-40% under normal circumstances)



STRATEGY
High Yield Bond Strategy

DESCRIPTION
This strategy will seek to
outperform the BofA Merrill
Lynch High Yield Master II
Constrained Bond(r) Index by
investing in domestic high-
yield corporate bonds and, to
a lesser extent, in bank
loans and preferred and
convertible securities.
Pyramis will emphasize sector
valuation and individual
security selection in
constructing this segment of
the Portfolio, and focus on
the less efficient, middle-
tier section of the high-
yield market while
selectively investing in
lower rated issuers. The
high-yield bond segment of
the Portfolio is designed to
be well diversified across
sectors, capital structure,
and issuers.

ESTIMATED PERCENTAGE OF PORTFOLIO ASSETS
5% (May range from 2.5%-7.5% under normal circumstances)



STRATEGY
Liquidity Strategy

DESCRIPTION
Typically up to 10% of the
Portfolio's net assets may be
allocated to: index futures,
other futures contracts, and
options thereon in an attempt to
provide liquid exposure to their
respective equity and fixed-
income benchmark indices as well
as cash, money market
equivalents, short-term debt
instruments, money market funds,
and short-term debt funds to
satisfy all applicable margin
requirements for the futures
contracts and to provide
additional portfolio liquidity to
satisfy large-scale redemptions
and any variation margin calls
with respect to the futures
contracts. The Portfolio may also
invest in ETFs for additional
exposure to relevant markets.

ESTIMATED PERCENTAGE OF PORTFOLIO ASSETS
5% (May range from 0%-10% under normal circumstances)



* Notwithstanding the individual maximum exposures for the International Value Strategy (i.e., 12.5%), the International Growth Strategy (i.e., 12.5%), and the Select Emerging Markets Equity Strategy (i.e., 7.5%), the maximum combined exposure to these three investment strategies is 30% of the FI Pyramis (r) Portfolio's net assets.

B. To reflect the addition of the high yield bond investment strategy for the FI Pyramis(r) Portfolio, the following will be added to the end of the section of the Prospectus entitled "Summary: AST FI Pyramis(r) Portfolio Asset Allocation Portfolio-Investments, Risks and Performance- Principal Risks of Investing in the Portfolio."

High-yield risk. Investments in fixed-income securities rated below investment grade and unrated securities of similar credit quality (commonly known as "junk bonds") may be subject to greater levels of credit and liquidity risk than investments in investment grade securities. High-yield securities are considered predominantly speculative with respect to the issuer's continuing ability to make principal and interest payments.
C. To reflect the addition of the emerging markets equity and high yield bond investment strategies for the FI Pyramis(r) Portfolio, the first paragraph and the table appearing under the section of the Prospectus entitled "More Detailed Information on How the Portfolios Invest-AST FI Pyramis(r) Asset Allocation Portfolio-Principal Investment Policies" are hereby deleted in their entirety and replaced with the following.
AST FI Pyramis (r) Asset Allocation Portfolio
Investment Objective: to maximize total return.
Principal Investment Policies
In seeking to achieve the FI Pyramis(r) Portfolio's investment objective, the subadviser allocates the FI Pyramis(r) Portfolio's assets across eight uniquely specialized investment strategies (collectively, the Investment Strategies). The Portfolio has five strategies that invest primarily in equity securities (i.e., the Equity Strategies), two fixed-income strategies (i.e., the Broad Market Duration Strategy and the High Yield Bond Strategy), and one strategy designed to provide liquidity (i.e., the Liquidity Strategy). The current expected allocation across the eight Investment Strategies is set forth below:


Strategy                         Estimated Percentage of
                                 FI Pyramis(r) Portfolio Assets
Large Cap Core 130/30 Strategy             26%
                                 (May range from 21%- 31% under
                                   normal circumstances)

Small/Mid Cap Core Strategy                 19%
                                 (May range from 14 %-24% under
                                    normal circumstances)

International Value Strategy                7.5%
                                 (May range from 3.75%-12 .5%* under
                                    normal circumstances)

International Growth Strategy               7.5%
                                 (May range from 3.75%-1 2.5%* under
                                    normal circumstances)

Select Emerging Markets Equity Strategy       5%
                                 (May range from 2.5%-7.5%* under
                                    normal circumstances)

Broad Market Duration Strategy               25%
                                 (May range from 20%-40% under normal
                                    circumstances)

High Yield Bond Strategy                      5%
                                 (May range from 2.5%-7.5% under
                                    normal circumstances)

Liquidity Strategy                            5%
                                 (May range from 0%-10% under normal
                                    circumstances)

* Notwithstanding the individual maximum exposures for the International Value Strategy (i.e., 12.5%), the International Growth Strategy (i.e., 12.5%), and the Select Emerging Markets Equity Strategy (i.e., 7.5%), the maximum combined exposure to these three investment strategies is 30% of the FI Pyramis(r) Portfolio's net assets.
E. To reflect the addition of the emerging markets equity and high yield bond investment strategies for the FI Pyramis(r) Portfolio, the "Liquidity Strategy" sub-section of the section of the Prospectus entitled "More Detailed Information on How the Portfolios Invest-AST FI Pyramis(r) Asset Allocation Portfolio-Principal Investment Policies" is hereby deleted in its entirety and replaced with the following.
6. Select Emerging Markets Equity Strategy. This strategy will seek to provide excess returns relative to the MSCI Emerging Markets(r) Index (the MSCI Index) while maintaining similar fundamental characteristics. This strategy will seek to combine qualitative stock selection with quantitative position constraints. The available investment universe is initially comprised of emerging markets stocks rated attractive by Pyramis' fundamental analysts. The strategy will then use a quantitative model to constrain the magnitude of holdings at a country, sector, and stock level relative to the MSCI Index. Under normal circumstances, this strategy will also be market cap neutral as compared to MSCI Index. It is currently expected that Pyramis will not, however, hedge currencies or take top-down allocation positions in managing this strategy.
7. High Yield Bond Strategy. "High yield" securities are debt or fixed-income securities rated below "investment grade" (also referred to as "junk bonds") that are issued by U.S. or non-U.S. corporations, governments, government agencies, or supranational organizations. Generally, lower rated securities pay higher yields than highly rated securities to compensate investors for the higher risk. This strategy will seek to outperform the BofA Merrill Lynch High Yield Master II Constrained Bond(r) Index by investing in domestic high-yield corporate bonds and, to a lesser extent, in bank loans and preferred and convertible securities. In so doing, Pyramis will focus its attention on areas of the market where it believes its resources have the greatest competitive advantage and can add the most value. As a result, Pyramis will emphasize sector valuation and individual security selection in constructing this segment of the Portfolio, and focus on the less efficient, middle-tier section of the high-yield market while selectively investing in lower rated issuers. The high-yield bond segment of the Portfolio is designed to be well diversified across sectors, capital structure, and issuers.

8. Liquidity Strategy. Typically up 10% of the Portfolio's net assets may be allocated to: index futures, other futures contracts, and options thereon to provide liquid exposure to their respective equity and fixed-income benchmark indices as well as cash, money market equivalents, short-term debt instruments, money market funds, and short-term debt funds to satisfy all applicable margin requirements for the futures contracts and to provide additional portfolio liquidity to satisfy large-scale redemptions and any variation margin calls with respect to the futures contracts. The Portfolio may also invest in ETFs for additional exposure to relevant markets.
IV. Changes Relating to AST Academic Strategies Asset
Allocation Portfolio
A. Change in Control of Prudential Bache Asset Management,
Incorporated
Prudential Bache Asset Management, Incorporated (PBAM) has served as subadviser to the commodities investment segment of the AST Academic Strategies Asset Allocation Portfolio (the Academic Strategies Portfolio). Effective June 30, 2011, Jefferies Group, Inc. ("Jefferies") acquired Prudential Financial Inc.'s Global Commodities Group, including PBAM (the Acquisition). Upon completion of the Acquisition, PBAM is controlled by Jefferies and operates under the name Bache Asset Management, Inc. (Bache). Completion of the Acquisition resulted in the automatic termination of the subadvisory agreement (the Prior Subadvisory Agreement), by and between Prudential Investments LLC, AST Investment Services, Inc. (together, the Manager) and PBAM, relating to the Academic Strategies Portfolio. The Board approved an interim subadvisory agreement (the Interim Subadvisory Agreement) by and between the Manager and Bache, relating to the Academic Strategies Portfolio.
The Interim Subadvisory Agreement and the Prior Subadvisory Agreement are substantially similar in all material respects except that: (i) the Interim Subadvisory Agreement has a duration of no more than 150 days from the date of the Acquisition (i.e., June 30, 2011); (ii) compensation earned by Bache under the Interim Subadvisory Agreement will be held in an interest-bearing escrow account with the Academic Strategies Portfolio's custodian; (iii) if a majority of the Academic Strategies Portfolio's outstanding voting securities do not approve a new subadvisory agreement for Bache, Bache will be paid, out of the escrow account, the lesser of: (a) any costs incurred by Bache in performing the Interim Subadvisory Agreement (plus interest earned on that amount while in escrow); or (b) the total amount in the escrow account (plus interest earned).
All references to PBAM in the Prospectus and the Statement of Additional Information shall be deemed deleted and replaced in their entirety with references to Bache.
B.Expected Effective Date for Addition of J.P. Morgan Investment Management, Inc. as Subadviser
It is currently expected that J.P. Morgan Investment Management, Inc. (J.P. Morgan) will be added as a subadviser to the Academic Strategies Portfolio on or about October 17, 2011. All references to J.P. Morgan being added as a subadviser to the Academic Strategies Portfolio on or about August 24, 2011 are hereby deemed deleted in their entirety and replaced with references that such addition will take place on or about October 17, 2011.





PROSPECTUS DATED MAY 1, 2011
SUPPLEMENT DATED OCTOBER 5, 2011

This supplement sets forth changes to the Prospectus, dated May 1, 2011 (the Prospectus), of Advanced Series Trust (the Trust). The Portfolio of the Trust discussed in this supplement may not be available under your variable contract. For more information about the Portfolios available under your contract, please refer to your contract prospectus. The following should be read in conjunction with the Prospectus and should be retained for future reference. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectus.

New Subadvisory Arrangements and Name Change for AST AllianceBernstein Core Value Portfolio
The Board of Trustees of the Trust recently approved replacing AllianceBernstein L.P. (AllianceBernstein) as the sole subadviser for the AST AllianceBernstein Core Value Portfolio with T. Rowe Price Associates, Inc. (T. Rowe Price) and changing the name of the Portfolio from the AST AllianceBernstein Core Value Portfolio to the AST T. Rowe Price Equity Income Portfolio. Implementation of the revised subadvisory arrangements and name change is expected to occur on or about October 31, 2011. Depending upon market, economic, and financial conditions as of October 31, 2011 and the Trust's ability to implement certain legal agreements and custody arrangements, it may take several weeks for T. Rowe Price to dispose of securities and other financial instruments held by the Portfolio that were purchased by AllianceBernstein and to begin to implement its own investment strategy.

Set forth below is certain information relating to T. Rowe Price, the portfolio manager for the Portfolio, and T. Rowe Price's expected investment strategy for the Portfolio. Please note that T. Rowe Price will not become the subadviser to the Portfolio until on or about October 31, 2011 and that AllianceBernstein will remain the sole subadviser to the Portfolio until on or about October 31, 2011.
A. Effective on or about October 31, 2011, the section of the Prospectus entitled "Summary: AST AllianceBernstein Core Value Portfolio-Investment Objective" is hereby deleted and replaced with the following in order to reflect T. Rowe Price's replacement of AllianceBernstein and the Portfolio name change as described above.

The Portfolio's investment objective is to seek to provide substantial dividend income as well as long-term growth of capital through investments in the common stocks of established companies.
B. Effective on or about October 31, 2011, the section of the Prospectus entitled "Summary: AST AllianceBernstein Core Value Portfolio-Investments, Risk and Performance-Principal Investment Strategies" is hereby deleted and replaced with the following in order to reflect T. Rowe Price's replacement of AllianceBernstein and the Portfolio name change as described above.
Principal Investment Strategies. The Portfolio will normally invest at least 80% of its net assets (including any borrowings for investment purposes) in common stocks, with 65% of net assets (including any borrowings for investment purposes) in dividend-paying common stocks of well-established companies.

The Portfolio will typically employ a "value" approach in selecting investments. T. Rowe Price's research team will seek companies that appear to be undervalued by various measures and may be temporarily out of favor but have good prospects for capital appreciation and dividend growth. In selecting investments, T. Rowe Price generally will look for companies in the aggregate with one or more of the following:

.. an established operating history;
.. above-average dividend yield relative to the S&P 500 Index;
.. low price/earnings ratio relative to the S&P 500 Index;
.. a sound balance sheet and other positive financial characteristics; and
.. low stock price relative to a company's underlying value as measured by assets, cash flow, or business franchises.

Under normal market conditions, substantial dividend income means that the yield on the Portfolio's securities generally exceeds the yield on the Portfolio's benchmark. In pursuing its investment objective, the Portfolio has the discretion to deviate from its normal investment criteria, as previously described, and purchase securities that T. Rowe Price believes will provide an opportunity for substantial appreciation. These situations might arise when T. Rowe Price believes a security could increase in value for a variety of reasons, including an extraordinary corporate event, a new product introduction or innovation, a favorable competitive development, or a change in management. While most assets will typically be invested in U.S. common stocks, the Portfolio may invest in foreign stocks in keeping with its objective and policies.

The Portfolio may sell securities for a variety of reasons, such as to secure gains, limit losses, or redeploy assets into more promising opportunities.
C. Effective on or about October 31, 2011, the table in the section of the Prospectus entitled "Summary: AST
AllianceBernstein Core Value Portfolio-Management of the
Portfolio" is hereby deleted and replaced with the following in order to reflect T. Rowe Price's replacement of AllianceBernstein and the Portfolio name change as described above.


Investment Managers: Prudential Investments LLC and AST
Investment Services, Inc.

Subadviser: T. Rowe Price Associates, Inc.

Portfolio Manager            Title             Service Date
Brian C. Rogers        Portfolio Manager       October 2011

D. Effective on or about October 31, 2011, the section of the Prospectus entitled "More Detailed Information On How The Portfolios Invest-AST AllianceBernstein Core Value Portfolio" is hereby deleted and replaced with the following in order to reflect T. Rowe Price's replacement of AllianceBernstein and the Portfolio name change as described above.
AST T. Rowe Price Equity Income Portfolio

Investment Objective: seek to provide substantial dividend income as well as long-term growth of capital through investments in the common stocks of established companies.

Principal Investment Policies:

The Portfolio will normally invest at least 80% of its net assets (including any borrowings for investment purposes) in common stocks, with 65% of net assets (including any borrowings for investment purposes) in dividend-paying common stocks of well-established companies.

The Portfolio will typically employ a "value" approach and invest in stocks and other securities that appear to be temporarily undervalued by various measures, such as price/earnings ratios. Value investors seek to invest in companies whose stock prices are low in relation to an investor's view of their real worth or future prospects. By identifying companies whose stocks are currently out of favor or undervalued, value investors hope to realize significant appreciation as other investors recognize the stock's intrinsic value and the price rises accordingly. Finding undervalued stocks requires considerable research to identify the particular company, analyze its financial condition and prospects, and assess the likelihood that the stock's underlying value will be recognized by the market and reflected in its price.

Some of the principal measures used to identify such stocks are:

Price/earnings ratio. Dividing a stock's price by its earnings per share generates a price/earnings or P/E ratio. A stock with a P/E ratio that is significantly below that of its peers, the market as a whole, or its own historical norm may represent an attractive opportunity.

Price/book value ratio. Dividing a stock's price by its book value per share indicates how a stock is priced relative to the accounting (i.e., book) value of the company's assets. A ratio below the market, that of its competitors, or its own historical norm could indicate a stock that is undervalued.

Dividend yield. A stock's dividend yield is found by dividing its annual dividend by its share price. A yield significantly above a stock's own historical norm or that of its peers may suggest an investment opportunity. For example, a stock selling at $10 with an annual dividend of $0.50 has a 5% yield.
Dividends are normally a more stable and predictable component of total return than capital appreciation. While the price of a company's stock can go up or down in response to earnings or to fluctuations in the general market, stocks paying a high level of dividend income tend to be less volatile than those with below-average dividends and may hold up better in falling markets.

T. Rowe Price believes that income can be a significant contributor to total return over time and expects the Portfolio's yield to be above that of the Standard & Poor's 500 Stock Index.
Price/cash flow. Dividing a stock's price by the company's cash flow per share, rather than by its earnings or book value, provides a more useful measure of value in some cases. A ratio below that of the market or of its peers suggests the market may be incorrectly valuing the company's cash flow for reasons that could be temporary.
Undervalued assets. This analysis compares a company's stock price with its underlying asset values, its projected value in the private (as opposed to public) market, or its expected value if the company or parts of it were sold or liquidated. Restructuring opportunities. Many well-established companies experience business challenges that can lead to a temporary decline in their financial performance. These challenges can include a poorly integrated acquisition, difficulties in product manufacturing or distribution, a downturn in a major end market, or an increase in industry capacity that negatively affects pricing. The shares of such companies frequently trade at depressed valuations. These companies can become successful investments if their management is sufficiently skilled and motivated to properly restructure the organization, their financial flexibility is adequate, the underlying value of the business has not been impaired, or their business environment improves or remains healthy.

Numerous situations exist in which a company's intrinsic value may not be reflected in its stock price. For example, a company may own a substantial amount of real estate that is valued on its financial statements well below market levels. If those properties were to be sold, or if their hidden value became recognized in some other manner, the company's stock price could rise. In another example, a company's management could spin off an unprofitable division into a separate company, potentially increasing the value of the parent. Or, in the reverse, a parent company could spin off a profitable division that has not drawn the attention it deserves, potentially resulting in higher valuations for both entities. Sometimes new management can revitalize companies that have grown too large or lost their focus, eventually leading to improved profitability. Management could increase shareholder value by using excess cash flow to pay down debt, buy back outstanding shares of common stock, or raise the dividend. Other Investment Policies and Practices
While most assets will be invested in common stocks, the Portfolio may employ other strategies that are not considered part of the Portfolio's principal investment strategies. From time to time, the Portfolio may invest in securities other than common stocks and use derivatives that are consistent with its investment program. For instance, the Portfolio may invest, to a limited extent, in futures. Any investments in futures would typically serve as an efficient means of gaining exposure to certain markets, or as a tool to manage cash flows into and out of the Portfolio and maintain liquidity while being invested in the market. To the extent the Portfolio invests in futures, it could be exposed to potential volatility and losses greater than direct investments in the futures contract's underlying assets.

The use of futures or other derivatives, if any, exposes the Portfolio to risks that are different from, and potentially greater than, investments in more traditional securities. Changes in the value of a derivative may not properly correlate with changes in the value of the underlying asset, reference rate or index, and may not move in the direction anticipated by the portfolio manager. Derivatives can also be illiquid and difficult to value. The Portfolio could be exposed to significant losses if a counterparty becomes insolvent or is unable to meet its obligations under the contract, and there is the possibility that limitations or trading restrictions may be imposed by an exchange or government regulation.

Debt Instruments and Junk Bonds. Under normal circumstances, the Portfolio may invest up to 20% of its investable assets in debt instruments, including up to 10% of its investable assets in non-investment grade bonds (also referred to herein as high-yield debt securities or junk bonds). Portfolio investments in convertible securities are not subject to this limit.
Foreign Securities. Portfolio investments in foreign securities are limited to 25% of total assets. Subject to the overall limit on Portfolio investments in foreign securities, there is no limit on the amount of foreign investments that may be made in emerging markets.

The Portfolio may attempt to hedge its exposure to potentially unfavorable currency changes. The primary means of doing this is through the use of forward currency contracts, which are contracts between two counterparties to exchange one currency for another on some future date at a specified exchange rate. However, futures, swaps, and options on foreign currencies may also be used. In certain circumstances, a different currency may be substituted for the currency in which the investment is denominated, a strategy known as proxy hedging. If the Portfolio were to engage in any of these foreign currency transactions, it would be primarily to protect its foreign securities from adverse currency movements relative to the U.S. dollar. Such transactions involve, among other risks, the risk that anticipated currency movements will not occur, which could reduce fund total return. There are certain markets, including many emerging markets, where it is not possible to engage in effective foreign currency hedging.

Convertible Securities and Warrants. Investments may be made in debt or preferred equity securities convertible into, or exchangeable for, equity securities. Traditionally, convertible securities have paid dividends or interest at rates higher than common stocks but lower than nonconvertible securities. Convertible securities generally participate in the appreciation or depreciation of the underlying stock into which they are convertible, but to a lesser degree than common stock. Some convertible securities combine higher or lower current income with options and other features. Warrants are options to buy, directly from the issuer, a stated number of shares of common stock at a specified price anytime during the life of the warrants (generally, two or more years). Warrants can be highly volatile, have no voting rights, and pay no dividends.

Futures and Options. Futures are often used to manage or hedge risk because they enable the investor to buy or sell an asset in the future at an agreed upon price. Options give the investor the right (when the investor purchases the option), or the obligation (when the investor "writes" or sells the option), to buy or sell an asset at a predetermined price in the future. Futures and options contracts may be bought or sold for any number of reasons, including: to manage exposure to changes in securities prices, foreign currencies, and credit quality; as an efficient means of increasing or decreasing a fund's exposure to a specific part or broad segment of the U.S. market or a foreign market; in an effort to enhance income; to protect the value of portfolio securities; and to serve as a cash management tool. Call or put options may be purchased or sold on securities, futures, and financial indices. Futures contracts and options may not always be successful hedges; their prices can be highly volatile; using them could lower fund total return; and the potential loss from the use of futures can exceed a Portfolio's initial investment in such contracts.
Initial margin deposits on futures and premiums on options used for non-hedging purposes will not exceed 5% of net asset value. The total market value of securities covering call or put options may not exceed 25% of total assets. No more than 5% of total assets will be committed to premiums when purchasing call or put options.
Hybrid Instruments. These derivative instruments can combine the characteristics of securities, futures, and options. For example, the principal amount, redemption, or conversion terms of a security could be related to the market price of some commodity, currency, securities, or securities index. Such securities may or may not bear interest or pay dividends. Under certain conditions, the redemption value of a hybrid could be zero. Hybrids can have volatile prices and limited liquidity, and their use may not be successful. Portfolio investments in hybrid instruments are limited to 10% of total assets.

Portfolio Turnover. Turnover is an indication of frequency of trading. The Portfolio will not generally trade in securities for short-term profits, but, when circumstances warrant, securities may be purchased and sold without regard to the length of time held. Each time the Portfolio purchases or sells a security, it incurs a cost. This cost is reflected in its net asset value but not in its operating expenses. The higher the turnover rate, the higher the transaction costs and the greater the impact on a Portfolio's total return. The Portfolio's portfolio turnover rate is shown in the Financial Highlights table in the Prospectus. Temporary, Defensive Investments. When T. Rowe Price believes market or economic conditions are unfavorable, it may invest up to 100% of the Portfolio's assets in a temporary defensive manner by holding all or a substantial portion of Portfolio assets in cash, cash equivalents or other high quality short-term investments. Temporary defensive investments generally may include short-term U.S. government securities, high-grade commercial paper, bank obligations, repurchase agreements, and other money market instruments. T. Rowe Price also may invest in these types of securities or hold cash while looking for suitable investment opportunities, to maintain liquidity, or to satisfy redemption requests. In these circumstances, the Portfolio may be unable to achieve its investment goal.

Additional Strategies. The Portfolio follows certain policies when it borrows money (the Portfolio can borrow up to 33 1/3% of the value of its total assets); lends its securities to others (the Portfolio can lend up to 33 1/3% of the value of its total assets); and holds illiquid securities (the Portfolio may invest up to 15% of its net assets in illiquid securities, including securities with legal or contractual restrictions on resale, those without a readily available market and repurchase agreements with maturities longer than seven days). T. Rowe Price will seek to maintain an adequate level of portfolio liquidity for the Portfolio, based on all relevant facts and circumstances, with consideration given to the Portfolio's exposure to illiquid securities in the event the market value of such securities exceeds 15% of the Portfolio's net assets due to an increase in the aggregate value of its illiquid securities and/or a decline in the aggregate value of its other portfolio securities.

E. Effective on or about October 31, 2011, the section of the Prospectus entitled "How the Fund Is Managed - Investment Subadvisers - AllianceBernstein L.P." is hereby deleted. Please refer to the description of T. Rowe Price Associates, Inc. already contained in that section of the Prospectus.
F. Effective on or about October 31, 2011, the section of the Prospectus entitled "How the Fund Is Managed- Portfolio Managers-AST AllianceBernstein Core Value Portfolio" is hereby deleted and replaced with the following in order to reflect T. Rowe Price's replacement of AllianceBernstein and the Portfolio name change as described above.

AST T. Rowe Price Equity Income Portfolio
Brian C. Rogers is primarily responsible for the day-to-day management of the Portfolio. Mr. Rogers is the Chief Investment Officer of T. Rowe Price Group, Inc. In addition, he manages major institutional equity portfolios and serves as President of the T. Rowe Price Equity Income Fund. He serves on the Board of Directors of T. Rowe Price Group and is a member of the Management Committee. His other responsibilities include serving on the Equity, Fixed-income, International, and Asset Allocation committees. Prior to joining the firm in 1982, Brian was employed by Bankers Trust Company. He earned an A.B. from Harvard College and an M.B.A. from Harvard Business School.
ASTSUP4
1

ADVANCED SERIES TRUST

STATEMENT OF ADDITIONAL INFORMATION, DATED MAY 1, 2011
SUPPLEMENT DATED OCTOBER 5, 2011

This supplement sets forth changes to the Statement of Additional Information, dated May 1, 2011 (the SAI), of Advanced Series Trust (the Trust). The Portfolio of the Trust discussed in this supplement may not be available under your variable contract. For more information about the Portfolios available under your contract, please refer to your contract prospectus. The following should be read in conjunction with the SAI and should be retained for future reference. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the SAI.

New Subadvisory Arrangements and Name Change for AST
AllianceBernstein Core Value Portfolio

The Board of Trustees of the Trust recently approved replacing AllianceBernstein L.P. (AllianceBernstein) as the sole subadviser for the AST AllianceBernstein Core Value Portfolio with T. Rowe Price Associates, Inc. (T. Rowe Price) and changing the name of the Portfolio from the AST AllianceBernstein Core Value Portfolio to the AST T. Rowe Price Equity Income Portfolio. Implementation of the revised subadvisory arrangements and name change is expected to occur on or about October 31, 2011. Depending upon market, economic, and financial conditions as of October 31, 2011 and the Trust's ability to implement certain legal agreements and custody arrangements, it may take several weeks for T. Rowe Price to dispose of securities and other financial instruments held by the Portfolio that were purchased by AllianceBernstein and to begin to implement its own investment strategy.
Set forth below is certain information relating to T. Rowe Price, the expected portfolio manager for the Portfolio, and
T. Rowe Price's expected investment strategy for the Portfolio. Please note that T. Rowe Price will not become the subadviser to the Portfolio until on or about October 31, 2011 and that AllianceBernstein will remain the sole subadviser to the Portfolio until on or about October 31, 2011.
A. Effective on or about October 31, 2011, the information relating to AllianceBernstein's contractual subadvisory fee rate for the AST AllianceBernstein Core Value Portfolio that appears in the section of the SAI of the Trust entitled "Management & Advisory Arrangements-Subadvisers-AST AllianceBernstein Core Value Portfolio-AllianceBernstein L.P." is hereby deleted and replaced with the following:

PORTFOLIO            SUBADVISER       SUBADVISORY FEE RATE*
AST T. Rowe        T. Rowe Price     Average daily net assets up to
Price Equity       Associates, Inc.  $100 million:
Income Portfolio                     0.50% on the first $50 million
                                     0.45% on the next $50 million

                                     When average daily net assets
                                     exceed $100 million:
                                     0.40% on all assets

                                     When average daily net assets
                                     exceed $200 million:
                                     0.35% on all assets

                                     When average daily net assets
                                     exceed $500 million:
                                     0.325% on first $500 million
                                     0.30% on next $500 million

                                     When average daily net assets
                                     exceed $1 billion:
                                     0.30% on all assets

* T. Rowe Price has agreed to a voluntary subadvisory fee waiver arrangement for the AST T. Rowe Price Equity Income Portfolio to the extent necessary to reduce the effective monthly subadvisory fees for the Portfolios listed below by the following percentages based on the combined average daily net assets of the AST T. Rowe Price Equity Income Portfolio:

--Combined assets up to $750 million: No fee reduction.
--Combined assets between $750 million and $1.5 billion: 5.0% fee reduction.
--Combined assets between $1.5 billion and $3.0 billion: 7.5% fee reduction.
--Assets above $3.0 billion: 10.0% fee reduction.

The assets for each Portfolio, or portion thereof subadvised by T. Rowe Price, and the subadvisory fees of the Portfolios listed below will be aggregated for purposes of calculating the amount of the monthly subadvisory fee waiver:

--Advanced Series Trust AST T. Rowe Price Asset Allocation
Portfolio
--Advanced Series Trust AST T. Rowe Price Equity Income
Portfolio
--Advanced Series Trust AST T. Rowe Price Global Bond Portfolio
--Advanced Series Trust AST T. Rowe Price Large-Cap Growth Portfolio --Advanced Series Trust AST T. Rowe Price Natural Resources
Portfolio
-- Advanced Series Trust AST Advanced Strategies Portfolio
--The Prudential Series Fund Global Portfolio

B. Effective on or about October 31, 2011, the information relating to the AllianceBernstein portfolio managers appearing in the section of the SAI of the Trust entitled "Portfolio
Managers: Other Accounts--Additional Information About the Portfolio Managers-Other Accounts and Fund Ownership -AST AllianceBernstein Core Value Portfolio" is hereby deleted and replaced with the following:

The following tables set forth information about the AST T.
Rowe Price Equity Income Portfolio and accounts other than the AST T. Rowe Price Equity Income Portfolio for which the T.
Rowe Price portfolio manager is primarily responsible for the day-to-day portfolio management as of the Trust's most recently completed fiscal year (i.e., December 31, 2010). The table shows, for the T. Rowe Price portfolio manager, the number of accounts managed and the total assets in such accounts, within each of the following categories: registered investment companies, other pooled investment vehicles, and other accounts. For each category, the number of accounts and total assets in the accounts whose fees are based on performance is also indicated. The tables also set forth the dollar range of equity securities of each Portfolio of the Trust beneficially owned by such portfolio manager as of the Trust's most recently completed fiscal year (i.e., December 31, 2010).


NAME OF T. ROWE PRICE PORTFOLIO MANAGER:   Brian C. Rogers

NUMBER OF OTHER ACCOUNTS MANAGED AND ASSETS BY ACCOUNT TYPE

Other Registered Investment Companies
14
$30.0 billion

Other Pooled Investment Vehicles
2
$1.1 billion

Other Accounts
11
$899.3 million

NUMBER OF OTHER ACCOUNTS AND
ASSETS FOR WHICH ADVISORY FEE IS PERFORMANCE-BASED

Other Registered Investment Companies
0
$0

Other Pooled Investment Vehicles
0
$0

Other Accounts
0
$0

DOLLAR RANGE FOR OWNERSHIP OF PORTFOLIO SECURITIES
$0



C. Effective on or about October 31, 2011, the section of the SAI of the Trust entitled "Portfolio Managers: Compensation and Conflicts Policies-Additional Information About the Portfolio Managers-Compensation and Conflicts of Interest-AllianceBernstein L.P." is hereby revised by deleting the information relating to AllianceBernstein's compensation and conflicts of interest policies. Please refer to the description of T. Rowe Price's compensation and conflict of interest policies already contained in that section of the Prospectus.


ADVANCED SERIES TRUST
AST Small Cap Growth Portfolio (the "Portfolio")
Supplement dated December 12, 2011
To the Prospectus and Statement of Additional Information
(SAI) dated May 1, 2011
On December 7, 2011, upon the recommendation of Prudential Investments LLC ("PI") and AST Investment Services, Inc. (collectively, the "Manager"), the Board of Trustees of Advanced Series Trust (the "Trust" or "AST") approved the addition of Emerald Mutual Fund Advisers Trust ("Emerald") as a second subadviser for AST Small Cap Growth Portfolio (the "Portfolio"). The Portfolio's current subadviser, Eagle Asset Management ("Eagle"), will continue as a subadviser for the Portfolio. The addition of Emerald as a subadviser will become effective on or about May 1, 2012. By using multiple subadvisers, the Manager seeks long-term benefits from a balance of different investment disciplines. Allocation of assets between or among subadvisers is subject to change in the sole discretion of the Manager. The allocations among subadvisers will be reviewed by the Manager periodically, and the allocations among subadvisers may be altered or adjusted by the Manager without prior notice to shareholders.
This supplement amends the Trust's Prospectus and Statement of Additional Information, and is in addition to any existing supplement to the Trust's Prospectus.
To reflect the changes described above, the following will be incorporated to the Trust's prospectus as follows:

1.   The following is added to the chart under the caption
"SUMMARY: AST SMALL-CAP GROWTH PORTFOLIO - MANAGEMENT
OF THE PORTFOLIO ":

Subadviser:  Emerald Mutual Fund Advisers Trust


PORTFOLIO MANAGERS            TITLE                    SERVICE DATE

Kenneth G. Mertz, II, CFA   Chief Investment           May 2012
                            Officer & President

Stacey L. Sears             Senior Vice President      May 2012

Joseph W. Garner            Director of Research       May 2012


2. The third paragraph under the caption "MORE DETAILED
INFORMATION ON HOW THE PORTFOLIOS INVEST - AST Small-
Cap Growth Portfolio - Principal Investment
Policies:" is deleted and replaced with the following:

Eagle and Emerald are responsible for managing the Portfolio's assets.
Eagle uses extensive fundamental research to seek out rapidly growing, under-researched small cap companies trading at reasonable valuations. Such companies typically have accelerating earnings growth, a high or expanding return on equity, a competent management team with a strong ownership incentive and a positive catalyst such as an exciting new product, a management change or other restructuring.
Emerald seeks to maximize returns and minimize risks by capitalizing on the inefficiencies inherent in today's small cap markets. Emerald is dedicated to intense fundamental, bottom-up research designed to identify unrecognized, under-researched and undervalued growth companies. The team employs a ten-step research process that includes a brief company description, its competitive advantage, an assessment of management, specific growth drivers, risk, valuation metrics and its comparables and buy analysis, and culminates with the production of an internal report on each company. To control volatility, Emerald diversifies its portfolio not only between the broad economic sectors, but also among subgroups or industries within these sectors.

3. The following is added to the caption "HOW THE FUND
IS MANAGED - INVESTMENT SUBADVISERS" as a new 15th paragraph:

Emerald Mutual Fund Advisers Trust (Emerald). Emerald
Mutual Fund Advisers Trust ("Emerald") is a wholly-owned subsidiary of Emerald Advisers, Inc. ("Emerald Advisers"), and was established to allow for Emerald to serve in a sub-advisor capacity for mutual fund and other registered investment companies. Emerald Advisers has been providing professional advisory services to institutional investors, high net worth individuals and the overall general public through quality separate account management and sub-advised mutual funds since 1992. As of September 30, 2011, Emerald Advisers had approximately $1.5 billion in assets under management. Emerald Advisers is located at 3175
Oregon Pike, Leola, PA 17540. Emerald began serving as a subadviser to the Portfolio in May 2012.

4. The following is added after the text captioned
"Eagle Segment" under the header "HOW THE FUND IS
MANAGED - INVESTMENT SUBADVISERS - PORTFOLIO MANAGERS
- AST Small-Cap Growth Portfolio":

Emerald Segment. Kenneth G. Mertz, II, CFA, Stacey L.
Sears and Joseph W. Garner manage the segment of the Portfolio advised by Emerald.
Mr. Mertz is Chief Investment Officer and President of
Emerald Advisers, Inc. and part of the Small Cap Portfolio
Management team. Mr. Mertz was past Trustee and Vice
President of the Emerald Mutual Funds; Chief Investment
Officer, PA State Employees' Retirement System (1985-
1992); Member, CFA Institute; past Member, Pennsylvania
State University Research Foundation; past Trustee,
Evangelical Lutheran Church in America Board of Pensions;
past Trustee, Pennsylvania State University Endowment
Council (1998-2004); and past Chair, President, & Director of Central Pennsylvania Investment Managers. He is currently a board member of Diakon, a social ministries continuing care provider, and the Chairman of the Diakon
Lutheran Fund of its endowment arm. Mr. Mertz graduated from Millersville University with a BA in Economics.
Ms. Sears is Senior Vice President and a member of the Small Cap Portfolio Management team. Additionally, Ms.
Sears maintains research coverage of the Retail, Apparel, Consumer Goods and Consumer Technology companies. Ms.
Sears received a BS in Business Administration from Millersville University and an MBA from Villanova
University.
Mr. Garner is Director of Research and a member of the Small Cap Portfolio Management team. Mr. Garner's research efforts are focused on small and mid-sized firms in the Business Services, Capital Goods, Consumer, Financial
Services, and Technology sectors. Mr. Garner currently serves as President of the Board of Directors for the Millersville University Foundation and previously served as Chair of the Board's Investment Committee. Prior to joining Emerald in 1994, Mr. Garner was the Program
Manager of the PA Economic Development Financing Authority
(PEDFA) and an Economic Development Analyst with the PA
Department of Commerce's Office of Technology Development.
Mr. Garner received an MBA from the Katz Graduate School of Business, University of Pittsburgh, and graduated magna cum laude with a BA in Economics from Millersville
University.

5. The table of subadvisory fee rates and notes in Part
I of the Statement of Additional Information under the caption "Management and Advisory Arrangements -
Subadviser(s)" is amended by adding references to Emerald and providing corresponding subadviser fees as follows:


Subadvisers and Subadvisory Fee Rates

Fund Name             Subadviser         Fee Rate

AST Small CapGrowth   Emerald Mutual    Effective on or about
Portfolio             Fund Advisers     May 1, 2012
                      Trust             0.45% of combined average
                                        daily net assets up to $100
                                        million; and 0.40% of
                                        combined average daily net
                                        assets over $100 million*

* Combined assets are assets in the insurance and retail funds portfolios subadvised by Emerald that are managed by Prudential Investments LLC and/or AST Investment Services,
Inc. that have substantially the same investment strategy
(i.e., AST Small Cap Growth Portfolio and the Small
Capitalization Growth Portfolio of Target Portfolio Trust).

6. The table of subadvisory fees paid by PI in Part
I of the Statement of Additional Information under the caption "Management and Advisory
Arrangements - Subadviser(s)" is amended by adding references to Emerald and providing corresponding fees, as follows:

Subadvisory Fees Paid by PI

Portfolio Name           Subadviser             2010    2009    2008
AST Small Cap         Emerald Mutual Fund       N/A     N/A     N/A
Growth Portfolio      Advisers Trust


7. The tables in Part I of the Statement of Additional
Information under the caption "Management & Advisory
Arrangements - Additional Information About the
Portfolio Managers - Other Accounts and Ownership of
Fund Securities" are amended by adding references to Emerald as follows:

AT Small Cap Growth Portfolio

SUBADVISERS
Emerald Advisers, Inc.
PORTFOLIO MANAGERS
Kenneth Mertz
REGISTERED INVESTMENT COMPANIES*/TOTAL ASSETS ($MILLIONS)
4/$311
OTHER POOLED INVESTMENT VEHICLES/TOTAL ASSETS
None
OTHER ACCOUNTS/TOTAL ASSETS ($MILLIONS)
37/$1,020
OWNERSHIP OF FUND SECURITIES
None


SUBADVISERS
Emerald Advisers, Inc
PORTFOLIO MANAGERS
Stacey Sears
REGISTERED INVESTMENT COMPANIES*/TOTAL ASSETS ($MILLIONS)
3/$277
OTHER POOLED INVESTMENT VEHICLES/TOTAL ASSETS
None
OTHER ACCOUNTS/TOTAL ASSETS ($MILLIONS)
36/$1,018
OWNERSHIP OF FUND SECURITIES
None


SUBADVISERS
Emerald Advisers, Inc
PORTFOLIO MANAGERS
Joseph Garner
REGISTERED INVESTMENT COMPANIES*/TOTAL ASSETS ($MILLIONS)
3/$277
OTHER POOLED INVESTMENT VEHICLES/TOTAL ASSETS
None
OTHER ACCOUNTS/TOTAL ASSETS ($MILLIONS)
36/$1,018
OWNERSHIP OF FUND SECURITIES
None


* For registered investment companies, assets represent net assets of all open-end investment companies and gross assets of all closed-end investment companies.

8.

The section of Part I of the Statement of Additional
Information captioned "Management & Advisory
Arrangements - Additional Information About the
Portfolio Managers - Compensation and Conflicts of
Interest" " is amended by adding references to Emerald as follows:

Emerald Advisers, Inc.
Compensation. Emerald has a company-wide compensation/incentive plan. A consulting firm assisted in the development of this plan. The firm's Compensation
Committee (which includes members of Emerald's board of directors) can adjust an individual's salary based on performance.
Portfolio managers are evaluated quarterly based on one- and three-year rolling periods relative to the appropriate benchmark and peer group. Evaluation also involves assessing the profitability of the product and other duties such as research and client servicing. In addition, Emerald maintains a "firm-wide" bonus plan. Emerald employees are compensated by operating units including portfolio management, research, marketing, client services, operations, and staff support. Emerald has awarded or offered the purchase of direct equity ownership in the firm to key employees.

Conflicts of Interests. There are no material conflicts of interest regarding portfolio manager's management of the Fund's investments on the one hand and the investments of other accounts for which the portfolio manager is responsible on the other hand. All similar accounts trade together, and allocations are known prior to trade execution. In the event of partial fill on a trade order, the shares are pro-rated among accounts based on order size.


9.

"Appendix II: Proxy Voting Policies of the
Subadvisers" in the Statement of Additional
Information is amended by adding references to Emerald as follows:

Emerald Mutual Fund Advisers Trust (Emerald)
The following summary of voting policies applies to all proxies which either Emerald or Emerald Advisers, Inc.
(collectively, "EAI") is entitled to vote. In voting proxies, EAI will consider those factors which would affect the value of the investment and vote in the manner, which in its view, will best serve the economic interest of its clients. Consistent with this objective, EAI will exercise its vote in an activist pro-shareholder manner. EAI generally votes on various issues as described below.

I. Boards of Directors
A. Election of Directors. EAI has adopted the following policies regarding election of Directors:


Votes should be cast in favor of shareholder proposals asking that boards be comprised of a majority of outside directors.



Votes should be cast in favor of shareholder proposals asking that board audit, compensation and nominating committees be comprised exclusively of outside directors.



Votes should be cast against management proposals to re-elect the board if the board has a majority of inside directors.



Votes should be withheld for directors who have failed to attend 75% of board or committee meetings in cases where management does not provide adequate explanation for the absences.



Votes should be withheld for incumbent directors of poor performing companies; defining poor performing companies as those companies who have below average stock performance (vs. peer group/Wilshire 5000) and below average return on assets and operating margins.



Votes should be cast in favor of proposals to create shareholder advisory committees. These committees will represent shareholders' views, review management, and provide oversight of the board and their directors.


B.

Selection of Accountants: EAI will generally support a rotation of accountants to provide a truly independent audit. This rotation should generally occur every 4-5 years.


C.

Incentive Stock Plans. EAI will generally vote against all excessive compensation and incentive stock plans which are not performance related.


D.

Preemptive Rights. This is usually a shareholder request enabling shareholders to participate first in any new offering of common stock. EAI believes that preemptive rights would not add value to shareholders and would vote against such shareholder proposals.

  II. Corporate Governance Issues. All proposals should be examined on a case by case basis.

A.

Provisions Restricting Shareholder Rights. These provisions would hamper shareholders ability to vote on certain corporate actions, such as changes in the bylaws, greenmail, poison pills, recapitalization plans, golden parachutes, and on any item that would limit shareholders' right to nominate, elect, or remove directors. Policy: Vote Against management proposals to implement such restrictions and vote
For shareholder proposals to eliminate them.


B.

Anti-Shareholder Measures. These are measures designed to entrench management so as to make it more difficult to effect a change in control of the corporation. They are generally not in the best interests of shareholders since they do not allow for the most productive use of corporate assets.

1. Classification of the Board of Directors: Policy: Vote
Against proposals to classify the Board and support proposals (usually shareholder initiated) to implement annual election of the Board.
2. Shareholder Rights Plans (Poison Pills): Anti-acquisition proposals of this sort come in a variety of forms. The most frequently used benefit is the right to buy shares at discount prices in the event of defined changes in corporate control. Policy: Vote Against proposals to adopt Shareholder Rights Plans, and vote For Shareholder proposals eliminating such plans.
3. Unequal Voting Rights: A takeover defense, also known as superstock, which gives holders disproportionate voting rights. EAI adheres to the One Share, One Vote philosophy, as all holders of common equity must be treated fairly and equally. Policy: Vote Against proposals creating different classes of stock with unequal voting privileges.
4. Supermajority Clauses: These are implemented by management requiring that an overly large proportion of shareholders (66-95% of shareholders rather than a simple majority) approve business combinations or mergers, or other measures affecting control. This is another way for management to make changes in control of the company more difficult. Policy: Vote Against management proposals to implement supermajority clauses and support shareholder proposals to eliminate them.
5. Increases in authorized shares and/or creation of new classes of common and preferred stock:

a.

Increasing authorized shares. EAI will support management if it has a stated purpose for increasing the authorized number of common and preferred stock.
However, in certain circumstances, it is apparent that management is proposing these increases as an anti-takeover measure. Policy: On a case by case basis, vote Against management if they attempt to increase the amount of shares that they are authorized to issue if their intention is to use the excess shares to discourage a beneficial business combination.


b.

Creation of new classes of stock. Managements have proposed authorizing shares of new classes of stock, usually preferred stock, which the Board would be able to issue at their discretion. These "blank check" issues are designed specifically to inhibit a takeover, merger, or accountability to its shareholders. Policy: EAI would vote Against management in allowing the Board the discretion to issue any type of "blank check" stock without shareholder approval.


c.

Compensation Plans (Incentive Plans). Policy: On a case by case basis, vote Against attempts by management to adopt proposals that are specifically designed to unduly benefit members of executive management in the event of an acquisition.


d.

Cumulative Voting. Cumulative voting tends to serve special interests and not those of shareholders.
Policy : EAI will vote Against any proposals establishing cumulative voting and For any proposal to eliminate it.

  III. Other Issues
On other major issues involving questions of community interest or social concerns, EAI generally supports the position of management with certain exceptions involving companies in South Africa or Northern Ireland where EAI actively encourages corporations to act to promote responsible corporate activity.